Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mazor Robotics Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-190372, 333-198213, 333-205009  and 333-211237) on Form S-8 of Mazor Robotics Ltd. of our report dated May 1, 2017, with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 20-F of Mazor Robotics Ltd.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel Aviv, Israel
May 1, 2017